                                                                  EXHIBIT (c)(1)



================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                     Among

                            SUEZ LYONNAISE DES EAUX

                              H2O ACQUISITION CO.

                                      and

                             NALCO CHEMICAL COMPANY


                           Dated as of June 27, 1999



================================================================================

                           Glossary of Defined Terms
                          (Not Part of this Agreement)
                          ----------------------------


Defined Term                                  Location of Definition
------------                                  ----------------------

Affiliate.....................................     (S) 9.03(a)
Agreement.....................................     Preamble
Acquisition Proposal..........................     (S) 6.05(a)
Beneficial Owner..............................     (S) 9.03(b)
Blue Sky Laws.................................     (S) 3.05(b)
Board.........................................     Recitals
Business Day..................................     (S) 9.03(c)
Certificate of Merger.........................     (S) 2.02
Certificates..................................     (S) 2.09(b)
Code..........................................     (S) 3.10(a)
Common Stock..................................     Recitals
Company.......................................     Preamble
Company Benefit Plans.........................     (S) 3.10(a)
Company Change of Control Agreement...........     (S) 3.10(d)
Company Preferred Stock.......................     (S) 3.03
Company Stock Option Plans....................     (S) 2.07
Confidentiality Agreement.....................     (S) 6.04(c)
Control.......................................     (S) 9.03(d)
Delaware Law..................................     Recitals
Disclosure Schedule...........................     Introduction to Article III
Dissenting Shares.............................     (S) 2.08
Effective Time................................     (S) 2.02
Environmental Laws............................     (S) 9.03(e)
ERISA.........................................     (S) 3.10(a)
ESOP Preferred Stock..........................     Recitals
Exchange Act..................................     (S) 1.02(b)
Goldman.......................................     (S) 1.02(a)
Governmental Antitrust Authority..............     (S) 6.08(b)
Governmental Order............................     (S) 7.01(c)
Hazardous Substances..........................     (S) 9.03(f)
HSR Act.......................................     (S) 3.05(b)
Holders.......................................     Recitals
Indemnified Parties...........................     (S) 6.07(c)
Indemnification Provisions....................     (S) 6.07(a)
IRS...........................................     (S) 3.10(a)
Junior A Preferred Stock......................     (S) 3.03(a)
Junior C Preferred Stock......................     (S) 2.06(a)
knowledge.....................................     (S) 9.03(g)
known.........................................     (S) 9.03(g)
Material Adverse Effect.......................     (S) 9.03(h)
Material Subsidiary...........................     (S) 9.03(i)
Merger........................................     Recitals
Merger Consideration..........................     (S) 2.06(b)
Minimum Condition.............................     (S) 1.01(a)
Offer.........................................     Recitals
Offer Documents...............................     (S) 1.01(b)
Offer to Purchase.............................     (S) 1.01(b)
Option........................................     (S) 2.07
Parent........................................     Preamble
Paying Agent..................................     (S) 2.09(a)
Payment Fund..................................     (S) 2.09(a)
Permitted Liens...............................     (S) 3.14(b)
Per Common Share Amount.......................     Recitals
Per Preferred Share Amount....................     Recitals
Person........................................     (S) 9.03(j)
Proxy Statement...............................     (S) 3.12
Purchaser.....................................     Preamble
Rights Agreement..............................     (S) 3.14
Schedule 14D-9................................     (S) 1.02(b)
Schedule 14D-1................................     (S) 1.01(b)
SEC...........................................     (S) 9.03(k)
SEC Rules.....................................     (S) 9.03(l)
SEC Reports...................................     (S) 3.07(a)
Securities Act................................     (S) 3.07(a)
Shares........................................     Recitals
Stockholders' Meeting.........................     (S) 6.01(a)
Subsidiary....................................     (S) 9.03(m)
Superior Proposal.............................     (S) 6.05(b)
Surviving Corporation.........................     (S) 2.01
Transactions..................................     (S) 3.04

                               TABLE OF CONTENTS

                                                         Page

                                   ARTICLE I

                                   THE OFFER

SECTION 1.01.  The Offer...............................................  2
SECTION 1.02.  Company Action..........................................  3

                                  ARTICLE II

                                  THE MERGER

SECTION 2.01.  The Merger..............................................  5
SECTION 2.02.  Effective Time; Closing.................................  5
SECTION 2.03.  Effect of the Merger....................................  5
SECTION 2.04.  Certificate of Incorporation; By-laws...................  5
SECTION 2.05.  Directors and Officers..................................  5
SECTION 2.06.  Conversion of Securities................................  6
SECTION 2.07.  Employee and Director Stock Options.....................  6
SECTION 2.08.  Dissenting Shares.......................................  7
SECTION 2.09.  Surrender of Shares; Stock Transfer Books...............  8
SECTION 2.10.  Merger Without Meeting of Stockholders..................  9

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization and Qualification; Material Subsidiaries... 10
SECTION 3.02.  Certificate of Incorporation and By-laws................ 10
SECTION 3.03.  Capitalization.......................................... 10
SECTION 3.04.  Authority Relative to this Agreement.................... 11
SECTION 3.05.  No Conflict; Required Filings and Consents.............. 11
SECTION 3.06.  Compliance.............................................. 12
SECTION 3.07.  SEC Filings; Financial Statements....................... 12
SECTION 3.08.  Absence of Certain Changes or Events.................... 13
SECTION 3.09.  Absence of Litigation; Joint Ventures................... 14
SECTION 3.10.  Employee Benefit Plans.................................. 14
SECTION 3.11.  Labor Matters........................................... 15
SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement........ 16
SECTION 3.13.  Taxes................................................... 16
SECTION 3.14.  Rights Agreement........................................ 19

SECTION 3.15.  Trademarks, Patents and Copyrights...................... 19
SECTION 3.16.  Environmental Matters................................... 19
SECTION 3.17.  Brokers................................................. 20
SECTION 3.18.  Year 2000............................................... 20

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.01.  Corporate Organization.................................. 20
SECTION 4.02.  Authority Relative to this Agreement.................... 20
SECTION 4.03.  No Conflict; Required Filings and Consents.............. 21
SECTION 4.04.  Financing............................................... 21
SECTION 4.05.  Offer Documents; Proxy Statement........................ 21
SECTION 4.06.  Brokers................................................. 22
SECTION 4.07.  Absence of Litigation................................... 22
SECTION 4.08.  No Prior Activities..................................... 22
SECTION 4.09.  Parent Not an Affiliated Shareholder.................... 22

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.  Conduct of Business by the Company Pending the Merger... 23
SECTION 5.02.  Third Party Standstill Agreements and Confidentiality
               Agreements.............................................. 25

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.01.  Stockholders' Meeting...................................  26
SECTION 6.02.  Proxy Statement.........................................  26
SECTION 6.03.  Company Board Representation; Section 14(f).............  26
SECTION 6.04.  Access to Information; Confidentiality..................  27
SECTION 6.05.  No Solicitation.........................................  28
SECTION 6.06.  Employee Benefits Matters...............................  30
SECTION 6.07.  Directors' and Officers' Indemnification and Insurance..  30
SECTION 6.08.  Further Action; Reasonable Best Efforts.................  32
SECTION 6.09.  Public Announcements....................................  32
SECTION 6.10.  Confidentiality Agreement...............................  32

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

SECTION 7.01.  Conditions to the Merger................................  33

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.............................................  33
SECTION 8.02.  Effect of Termination...................................  35
SECTION 8.03.  Fee.....................................................  35
SECTION 8.04.  Amendment...............................................  36
SECTION 8.05.  Waiver..................................................  37

                                  ARTICLE IX

                              GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations, Warranties
               and Agreements..........................................  37
SECTION 9.02.  Notices.................................................  37
SECTION 9.03.  Certain Definitions.....................................  38
SECTION 9.04.  Severability............................................  40
SECTION 9.05.  Entire Agreement; Assignment............................  40
SECTION 9.06.  Parties in Interest.....................................  40
SECTION 9.07.  Governing Law...........................................  41
SECTION 9.08.  Headings................................................  41
SECTION 9.09.  Counterparts............................................  41
SECTION 9.10.  Waiver of Jury Trial....................................  41

ANNEX A

     Conditions to the Offer

ANNEX B

     Employee Benefit Matters

          AGREEMENT AND PLAN OF MERGER dated as of June 27, 1999 (this "Agreement") among SUEZ LYONNAISE DES EAUX, a societe anonyme organized under
----------
the laws of the Republic of France ("Parent"), H2O ACQUISITION CO., a Delaware
                                     ------
corporation and a wholly owned subsidiary of Parent ("Purchaser"), and NALCO
                                                      ---------
CHEMICAL COMPANY, a Delaware corporation (the "Company").
                                               -------

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued
                                               -----
and outstanding shares of (i) the Company's Common Stock, par value $0.1875 per share (the "Common Stock"), for $53 per share of Common Stock (such amount, or
            ------------
any greater amount per share of Common Stock paid pursuant to the Offer, being hereinafter referred to as the "Per Common Share Amount") and (ii) the Company's
                                -----------------------
Series B ESOP Convertible Preferred Stock, par value $1.00 per share (the "ESOP
                                                                           ----
Preferred Stock"), for $1060 per share of ESOP Preferred Stock (such amount, or
---------------
any greater amount per share of ESOP Preferred Stock paid pursuant to the Offer, being hereinafter referred to as the "Per Preferred Share Amount"), in each case
                                      --------------------------
net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer (shares of Common Stock and shares of ESOP Preferred Stock are hereinafter collectively referred to as "Shares"); and
                                                   ------

          WHEREAS, the Board of Directors of the Company (the "Board") has
                                                               -----
adopted resolutions determining that the Offer and the Merger are fair to and in the best interests of the holders of the Shares (the "Holders") and recommending
                                                      -------
that the Holders approve the Merger, this Agreement and the other transactions contemplated hereby and adopt this Agreement and tender their Shares pursuant to the Offer; and

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the
      ------
General Corporation Law of the State of Delaware ("Delaware Law") following the
                                                   ------------
consummation of the Offer and upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER
                                   ---------

          SECTION 1.01.  The Offer.  (a)  Upon the terms and subject to the
                         ---------
conditions of this Agreement, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five Business Days after the initial public announcement of Purchaser's intention to commence the Offer. The initial scheduled expiration date for the Offer shall be 20 Business Days following the commencement of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that there
                                              -----------------
shall have been validly tendered and not withdrawn prior to the expiration of the Offer at least such number of Shares which, when added to any shares of Common Stock already owned by Parent, shall constitute a majority of the then outstanding shares of Common Stock on a fully diluted basis (including, without limitation, all shares of Common Stock issuable upon the conversion of the ESOP Preferred Stock and any convertible securities or upon the exercise of any options, warrants or rights) and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. The conditions to the Offer set forth in Annex A hereto are for the benefit of Parent and Purchaser regardless of the circumstances giving rise to such conditions or, except as expressly set forth herein, may be waived by Parent and Purchaser in whole or in part. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the
                                          --------  -------
prior written consent of the Company, Parent and Purchaser shall not (i) waive the Minimum Condition, (ii) decrease the price per Share payable in the Offer,
(iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or add to the conditions to the Offer set forth in Annex A hereto, (v) extend the Offer, (vi) change the form of consideration payable in the Offer, or
(vii) amend, add to or waive any other term of the Offer in any manner which would be adverse to the Company or the Holders. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer: (i) if, on the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not have been satisfied or waived, until the fifth Business Day after the date Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; or (iii) from time to time, for an aggregate period of not more than 10 Business Days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. In addition, if, on the scheduled expiration date of the Offer, (i) the waiting period under the HSR Act shall not have expired or been terminated, (ii) the Commission of the European Union shall not have approved the Transactions under Regulation (EC) No. 4064/89, as amended, of the Council of the European Union or (iii) a temporary restraining order prohibiting the purchase of the Shares shall have been issued by a court of competent jurisdiction in any country in which the Company or its Subsidiaries have operations material to the Company and its Subsidiaries, taken as a whole, the

Purchaser shall extend the Offer from time to time until five Business Days after the expiration or termination of the waiting period under the HSR Act, such approval of the Commission of the European Union or the lifting of such temporary restraining order, subject to the right of Parent, Purchaser or the Company to terminate this Agreement pursuant to the terms hereof. The Per Common Share Amount and the Per Preferred Share Amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC (i) a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain
---------------
or shall incorporate by reference an offer to purchase (the "Offer to Purchase")
                                                             -----------------
and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Company and its counsel
                               ---------------
shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to Holders, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser agree to provide the Company and its counsel with copies of any written comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

          SECTION 1.02.  Company Action.  (a)  The Company hereby approves of
                         --------------
and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on June 27, 1999, has duly adopted resolutions that (A) determined that the Merger is advisable and that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Holders, (B) approved and adopted this Agreement and the transactions contemplated hereby (such approval and adoption having been made in accordance with the provisions of (S) 203 of Delaware Law),
(C) recommended that the stockholders of the Company accept the Offer, approve the Merger and approve and adopt this Agreement and the transactions contemplated hereby and (D) took all other applicable action necessary to render
(x) Section 203 of the General Corporation Law of the State of Delaware and other state takeover statutes and (y) the Rights Agreement, inapplicable to the Offer and the Merger, and (ii) Goldman Sachs & Co. ("Goldman") has delivered to
                                                     -------
the Board its opinion (which will be confirmed in writing), as of the date hereof, that the consideration to be received by the holders of shares of Common Stock pursuant to each of the Offer and the Merger is fair to the holders of shares of Common Stock from a financial point of view. Subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving advice from independent counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has advised Parent that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by him or her except to the extent such tender would violate applicable securities laws.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of
              --------------
the Board under applicable law as determined by the Board in good faith after receiving advice from experienced, independent counsel, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal
                              ------------
securities laws. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to Holders, in each case as and to the extent required by applicable federal securities laws. To the extent practicable, the Company shall cooperate with Parent and Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the Offer Documents to the Company's stockholders. The Company agrees to provide Parent and Purchaser and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

          (c) The Company shall promptly furnish to Purchaser mailing labels containing the names and addresses of all record Holders and with security position listings of Shares held in stock depositories, each as of a recent date, together with all stockholder lists, other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish to Purchaser such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                  ARTICLE II

                                   THE MERGER
                                   ----------

          SECTION 2.01.  The Merger.  Upon the terms and subject to the
                         ----------
conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
                                ---------------------

          SECTION 2.02.  Effective Time; Closing.  As promptly as practicable
                         -----------------------
after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State
                             ---------------------
of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time").
                       --------------

          SECTION 2.03.  Effect of the Merger.  At the Effective Time, the
                         --------------------
effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04.  Certificate of Incorporation; By-laws.  (a)  At the
                         -------------------------------------
Effective Time, the Restated Certificate of Incorporation of the Company shall be restated in a form acceptable to Purchaser and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that such
                                              --------  -------
restated Certificate of Incorporation shall be in accordance with the provisions of Section 6.07 hereof.

          (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 2.05.  Directors and Officers.  The directors of Purchaser
                         ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 2.06.  Conversion of Securities.  At the Effective Time, by
                         ------------------------
virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

          (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.06(c) and any Dissenting Shares (as hereinafter defined)), together with the associated right to purchase Company Series C Junior Participating Preferred Stock (the "Junior C
                                                                 --------
     Preferred Stock") pursuant to the Rights Agreement, shall be canceled and
     ---------------
     shall be converted automatically into the right to receive an amount equal to the Per Common Share Amount in cash (the "Merger Consideration")
                                                  --------------------
     payable, without interest, to the holder of such share of Common Stock, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such share of Common Stock;

          (b) Each share of ESOP Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of ESOP Preferred Stock to be canceled pursuant to Section 2.06(c)) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock into which such share of ESOP Preferred Stock shall be convertible immediately prior to the Effective Time, payable, without interest, to the holder of such share of ESOP Preferred Stock, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such share of ESOP Preferred Stock;

          (c) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (d) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          SECTION 2.07.  Employee and Director Stock Options.  (a) The Company
                         -----------------------------------
shall, immediately prior to the Effective Time, (i) terminate the Company Stock Option Plans (as defined in Section 2.07(b) below) and any other plan, program or arrangement providing for the issuance, grant or purchase of any other interest in respect of the capital stock of the Company or any of its Subsidiaries without prejudice to the holders of Options (as defined in Section 2.07(b)
below), and (ii) amend the provisions of any other Company Benefit Plan, or related trust or funding vehicle, providing for the issuance, holding, transfer or grant of any Shares, or any interest in respect of any Shares (collectively the "Company Stock Plans"), to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares. Prior to the Effective Time, the Company shall cause all amounts currently held as cash in participant accounts under the Company's Employee Stock Purchase Program to be returned to the applicable participants and all previously purchased shares of Common Stock held in such accounts to be distributed to the applicable participants.

          (b) Parent and the Company shall take all action necessary to (i) provide that each option to purchase shares of Common Stock (an "Option")
                                                                 ------
pursuant to the Non-Employee Directors Stock Option Plan, the Company's Employee Stock Compensation Plan, the 1990 Stock Option Plan and the 1982 Stock Option Plan or any stock option agreement to which the Company is a party (the "Company Stock Option Plans"), which is outstanding immediately prior to the
---------------------------
acceptance of the Shares by the Purchaser pursuant to the Offer, shall become fully exercisable and vested, whether or not previously exercisable or vested, as of the time of such acceptance and (ii) provide that, with respect to each such Option, the holder thereof shall be entitled to receive from the Company, at the time payment is made for the Shares tendered pursuant to the Offer, an amount in cash in cancellation of such Option equal to the difference between the Merger Consideration and the per share exercise price of such Option, multiplied by the number of shares of Common Stock to which such Option remains unexercised, less any income or employment tax withholding required under the Code or any provision of state or local law. Prior to the acceptance of the Shares by the Purchaser pursuant to the Offer, the Company shall make all amendments to the Company Stock Plans necessary, and take all actions necessary, to effect the transactions contemplated by this Section 2.07 and Annex B. The Company and the Parent shall cooperate, and take all reasonable steps to share in advance information, to effect the transactions contemplated by this Section 2.07.

          SECTION 2.08.  Dissenting Shares.  Notwithstanding any provision of
                         -----------------
this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be
                                                -----------------
converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09 of the certificate or certificates that formerly evidenced such Shares. The Company will give Parent and Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (ii), after the acceptance of the Shares by Purchaser pursuant to the Offer, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

          SECTION 2.09.  Surrender of Shares; Stock Transfer Books.  (a)  As of
                         -----------------------------------------
the Effective Time, Purchaser shall deposit (and Parent shall provide all necessary funds and otherwise cause Purchaser to deposit), or shall cause to be deposited, with a bank or trust company designated by Parent or Purchaser (and reasonably satisfactory to the Company) to act as its paying agent (the "Paying
                                                                         ------
Agent"), for the benefit of the Holders, for payment in accordance with this
-----
Article II, through the Paying Agent, cash in an amount equal to the sum of (i) the Per Common Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Effective Time plus (ii) the Per Preferred
                                                    ----
Share Amount multiplied by the number of shares of ESOP Preferred Stock outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to
                    ------------
irrevocable instructions, deliver the cash contemplated to be paid pursuant to this Article II out of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Sections 2.06(a) and 2.06(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon
                                          ------------
proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to Holders (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to
it), and thereafter such Holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the Holders outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          SECTION 2.10.  Merger Without Meeting of Stockholders.
                         --------------------------------------
Notwithstanding the foregoing, in the event that Purchaser, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of Delaware Law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          Except as set forth in the disclosure schedule (the "Disclosure
                                                               ----------
Schedule") delivered by the Company to Parent and Purchaser on or prior to the
--------
date of this Agreement or as disclosed in any of the SEC Reports, the Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.01.  Organization and Qualification; Material Subsidiaries.
                         -----------------------------------------------------
Each of the Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals does not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Material Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not, individually or in the aggregate, have a Material Adverse Effect. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC, is a true, accurate and correct list of all of the Subsidiaries of the Company. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of all liens. All of the shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable.

          SECTION 3.02.  Certificate of Incorporation and By-laws.  The Company
                         ----------------------------------------
has heretofore made available to Parent a complete and correct copy of the Restated Certificate of Incorporation and the By-laws, each as amended to date, of the Company. Such Restated Certificate of Incorporation and By-Laws are in full force and effect, and the Company is not in material violation of any provision thereof.

          SECTION 3.03.  Capitalization.  The shares of issued and outstanding
                         --------------
capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 2,000,000 shares of preferred stock of the Company ("Company Preferred Stock"), par value $1.00
                                    -----------------------
per share (of which 450,000 shares have been designated Series A Junior Participating Preferred Stock ("Junior A Preferred Stock"), 415,800 have been
                                ------------------------
designated as ESOP Preferred Stock and 200,000 have been designated Junior C Preferred Stock). As of June 24, 1999, (i) 66,263,894 shares of Common Stock and 353,908.409 shares of ESOP Preferred are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Junior A Preferred Stock or of Junior C Preferred Stock are issued and outstanding,
(ii) 14,023,674 shares of Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Common Stock and no shares of Company Preferred Stock are held by the Subsidiaries, (iv) no shares of Common Stock and no shares of Company Preferred Stock are reserved for issuance pursuant to currently outstanding stock options granted pursuant to the Company's Stock Option Plans, (v) no shares of Common Stock and no shares of Company Preferred Stock are reserved for issuance pursuant to stock options to be granted pursuant to the Company's Stock Option Plans and (vi) 200,000 shares of Junior C Preferred Stock are reserved for issuance pursuant to the Rights Agreement. All of the outstanding shares of ESOP Preferred Stock are held by the Company's employee stock ownership plan. Except as set forth in this Section 3.03, in the Restated Certificate of Incorporation of the Company or for the rights to purchase Junior C Preferred Stock pursuant to the Rights Agreement, neither the Company nor any Subsidiary has granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The total number of Options outstanding is no greater than 10,888,271 and the weighted average exercise price is no less than $34.27. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person other than to Subsidiaries in the ordinary course of business consistent with past practice.

          SECTION 3.04.  Authority Relative to this Agreement.  The Company has
                         ------------------------------------
all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and
                                       ------------
delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the votes cast by the holders of the then outstanding shares of Common Stock and shares of ESOP Preferred Stock, voting together as a single class, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          SECTION 3.05.  No Conflict; Required Filings and Consents.  (a)  The
                         ------------------------------------------
execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Material Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected other than conflicts or violations that do not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of any of the

Transactions, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Material Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than breaches or defaults that do not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of any of the Transactions or prohibit or materially limit the operation by Parent or Purchaser of all or any material portion of the business of the Company and its Subsidiaries, taken as a whole.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any governmental or regulatory authority, domestic or foreign, with respect to the Company or any of its Subsidiaries, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification
            -------------
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing of
                                                        -------
a notification with the European Commission under Council Regulation (EC) No. 4064/89, as amended, or similar antitrust filings or notifications in other jurisdictions and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, orders, registrations, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and do not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06.  Compliance.  Neither the Company nor any Material
                         ----------
Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.07.  SEC Filings; Financial Statements.  (a)  The Company
                         ---------------------------------
has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 and has heretofore made available to Parent, in the form filed with the SEC, (i) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special)
held since January 1, 1998, and (iv) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 1998 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above, together with any amendments or supplements thereto, being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i)
                                          -----------
were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and
                 --------------
the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flow of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as at March 31, 1999, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations that do not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.08.  Absence of Certain Changes or Events.  From March 31,
                         ------------------------------------
1999 through the date of this Agreement, there has not been (i) any event, occurrence or condition which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company, (iii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with historical practices, (iv) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (v) any entry by the Company or any Subsidiary into any contract material to the Company and the Subsidiaries, taken as a whole, (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, repurchase or other acquisition of any of its securities (other than regular quarterly dividends on the shares of Common Stock and regular dividends on the shares of ESOP Preferred Stock), (vii) any event pursuant to which the Company or any of its Subsidiaries (A) incurred any liabilities (direct, contingent or otherwise) which are material to the Company and its Subsidiaries, taken as a whole, or (B) engaged in any transaction or entered into any agreement material to the Company and its Subsidiaries, taken as a whole, in each of clause (A) and (B) outside of the ordinary course of business, or (viii) other than pursuant to the contractual arrangements referred to in Section 3.10 and Annex B, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

          SECTION 3.09.  Absence of Litigation; Joint Ventures.  (a)  As of the
                         -------------------------------------
date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or against Treated Water Outsourcing, a Nalco/U.S. Filter Joint Venture ("TWO"), or any property or asset of the Company or any Subsidiary or TWO, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, none of the Company, any Subsidiary or TWO nor any property or asset of the Company, any Subsidiary or TWO is subject to any order, writ, judgment, injunction, decree, determination or award that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) As of the date of this Agreement, the aggregate amount of indebtedness, net of cash and cash equivalents (i) of TWO is not materially greater than $24,700,000 and (ii) of Nalco/Exxon Energy Chemicals, L.P. is not materially greater than $6,700,000.

          SECTION 3.10.  Employee Benefit Plans.  (a) With respect to each
                         ----------------------
employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the
                 ---------------------
Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
                                                              -----
maintained or contributed to by the Company or any Subsidiary, or any organization which, together with the Company or any Subsidiary, would be treated as a "single employer" within the meaning of Section 414 of the Code or
Section 4001(a)(14) of ERISA (collectively, the "Company Benefit Plans"), the
                                                 ---------------------
Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Benefit Plan, (iii) each trust agreement relating to
----
each Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation, if any, relating to a Company Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").
      ----

          (b) With respect to the Company Benefit Plans, to the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect.

          (c) Except as required by law or as would not have a Material Adverse Effect, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

          (d) The Company has made available to Parent (i) copies of all material employment agreements with officers of the Company and the Subsidiaries (or copies of forms of agreements setting forth representative employment terms and conditions) and (ii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control provisions (the "Company Change of Control Agreements").
                                   ------------------------------------

          (e) Except as would not have a Material Adverse Effect, (i) each Company Benefit Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (ii) during the six year period preceding the Effective Time, no Company Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (iii) during the six year period preceding the Effective Time, no Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; and (iv) no liability, claim, action or litigation has been made, commenced or, to the Company's knowledge, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).

          SECTION 3.11.  Labor Matters.  Neither the Company nor any Material
                         -------------
Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or a Material Subsidiary in the United States and no collective bargaining agreement is being negotiated by the Company or any Material Subsidiary with respect to such United States employees. As of the date of this Agreement, there is no effort by or on behalf of any labor union to organize any persons employed by the Company or any Material Subsidiary in the United States, and, to the knowledge of the Company, no such effort has been threatened, and no labor dispute, strike or work stoppage against the Company or any Material Subsidiary pending or, to the knowledge of the Company, threatened in writing which may interfere with the respective business activities of the Company or the Material Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company or any of the Material Subsidiaries, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or the Material Subsidiaries, and there is no charge or complaint against the Company or the Material Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

          SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement.
                         ------------------------------------------------
Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents shall, at the respective times set out in the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto that are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any
        ---------------
amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. If, at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Schedule 14D-9, the Offer Documents or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to Holders. Prior to the filing of such amendment or supplement with the SEC, a copy thereof will be delivered to Parent and its counsel, who shall, to the extent practicable under the circumstances and applicable law, have the opportunity to comment on such amendment or supplement. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.13.  Taxes.  (a) The Company and its Subsidiaries have
                         -----
timely filed, or will timely file, all material Tax Returns required to be filed by, or with respect to, the Company and its Subsidiaries on or before the Effective Time (taking into account proper extensions of time to file), which Tax Returns are true and complete in all material respects. All material Taxes which are due and payable by the Company or any of its Subsidiaries as of the date of this Agreement have been timely paid or have been adequately disclosed and fully provided for as a liability on the financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied. All material Taxes which are not yet due and payable, but become due and payable by the Company or any of its Subsidiaries on or before the Effective Time, will be timely paid or will be adequately disclosed and fully provided for, on or before the Effective Time, as a liability on the financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied. The Company and each Subsidiary have withheld and collected all material Taxes that are required to be withheld and collected by them as of the date of this Agreement and have timely paid to the proper authorities such Taxes withheld and collected to the extent due and payable. The Company and each Subsidiary will withhold and collect on or before the Effective Time all material Taxes that will be required to be withheld and collected by them on or before the Effective Time and will timely pay to the proper authorities such Taxes withheld and collected to the extent due and payable on or before the Effective Time.

          (b) Neither the Company nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of material Taxes of the Company or any of its Subsidiaries. Neither the Internal Revenue Service nor any other taxing authority (domestic or foreign) is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for material additional Taxes. No liens or security interests arising in connection with a failure (or alleged failure) to pay any material Taxes have attached to any of the assets of the Company or any of its Subsidiaries, except for Taxes that are being contested in good faith through proper proceedings.

          (c) Neither the Company nor any of its Subsidiaries has any liability for material Taxes of any person (other than the Company and its Subsidiaries), including liability arising from the application of Treasury regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise, other than a liability for which any person (other than the Company and its Subsidiaries) is required, by contract or otherwise, to indemnify the Company or any of its Subsidiaries, and other than a liability which is adequately disclosed and fully provided for on the financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied. To the knowledge of the Company, no person or taxing authority has asserted liability against the Company or any of its Subsidiaries for material Taxes of any person (other than the Company and its Subsidiaries), including liability arising from the application of Treasury regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

          (d) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or its Subsidiaries or any predecessor or affiliate thereof and any other party under which Parent or Purchaser, the Company or its Subsidiaries could be liable for material Taxes or other material claims of any party (other than the Company or its

Subsidiaries), other than Taxes or other claims which are adequately disclosed and fully provided for on the financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied.

          (e) No election under Section 341(f) of the Code has been made or shall be made prior to the Effective Time to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

          (f) The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (g) Neither the Company nor any of its Subsidiaries has applied for, been granted, been required to make, or agreed to any accounting method change for which it will be required to take into account any material adjustment under
Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, and the Internal Revenue Service or any other taxing authority has not initiated or proposed any such adjustment or change in accounting period.

          (h) No material amount of indebtedness of the Company or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

          (i) For purposes of this Agreement (i) "Tax" (and, with correlative
                                                  ---
meaning, "Taxes") means any United States federal, state, local, foreign or
          -----
other income, gross receipts, profits, windfall profits, property, sales, use, license, excise, franchise, occupation, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, stamp, severance, capital gains, capital stock or excise tax, or any other tax, levy, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest imposed by any governmental authority with respect to the foregoing, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity with respect to Taxes, and (ii) "Tax
                                                                      ---
Return" means any return, form, report or similar statement with respect to any Tax (including any schedules, related or supporting information), including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          SECTION 3.14.  Rights Agreement.  The copy of the Rights Agreement,
                         ----------------
dated as of June 20, 1996, between the Company and First Chicago Trust Company, as Rights Agent (the "Rights Agreement"), including all amendments and exhibits
                      ----------------
thereto, that is set forth as an exhibit to the Company's Form 10-K for the year ended December 31, 1998 is a complete and correct copy thereof. The Board has taken all necessary action to amend the Rights Agreement so that none of the execution of this Agreement, the making of the Offer or the consummation of the Merger will (a) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (b) cause Parent or Purchaser to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date or a Triggering Event (as each term is defined in the Rights Agreement).

          SECTION 3.15.  Trademarks, Patents and Copyrights.  The Company and
                         ----------------------------------
the Subsidiaries own, or possess licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information that are material to the business of the Company and the Material Subsidiaries as currently conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, other than any assertion or claim which, individually or in the aggregate, does not have a Material Adverse Effect. The conduct of the business of the Company and the Material Subsidiaries as currently conducted does not conflict with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party, other than conflicts that, individually or in the aggregate, do not have a Material Adverse Effect. To the knowledge of the Company, there are no infringements by any third party of any proprietary rights owned or licensed by or to the Company or any Material Subsidiary which, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.16.  Environmental Matters.  Except as would not,
                         ---------------------
individually or in the aggregate, have a Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all governmental permits, licenses and other authorizations required under any Environmental Law, (b) there are no written claims pursuant to any Environmental Law pending or, to the Company's knowledge, threatened, against the Company, (c) the Company has made available to Purchaser copies of any and all environmental assessment or audit reports or other similar studies or analyses generated within the last three years and in the Company's possession, that relate to the Company, and (d) there are no facts, circumstances or conditions relating to the business or operations of the Company or any Material Subsidiary, or to any real property currently owned or operated by the Company or any Material Subsidiary (or, to the knowledge of the Company, any real property previously owned or operated by the Company or any Material Subsidiary as a result of the actions or operations of the Company or any Material Subsidiary), that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environment Law.

          SECTION 3.17.  Brokers.  No broker, finder or investment banker (other
                         -------
than Goldman) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the

Company and Goldman pursuant to which such firm would be entitled to any payment relating to the Transactions.

          SECTION 3.18.  Year 2000.  Except as would not, individually or in the
                         ---------
aggregate, have a Material Adverse Effect, to the knowledge of the Company all internal computer systems, computer software, equipment or technology that are material to the business, finances or operations of the Company and its Material Subsidiaries or were sold or licensed to customers of the Company and its Material Subsidiaries are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved, (ii) able to store and output date information in a manner that is unambiguous as to century and (iii) to recognize Year 2000 as a leap year.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
             ------------------------------------------------------

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01.  Corporate Organization.  Each of Parent and Purchaser
                         ----------------------
is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

          SECTION 4.02.  Authority Relative to this Agreement.  Each of Parent
                         ------------------------------------
and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 4.03.  No Conflict; Required Filings and Consents.  (a)  The
                         ------------------------------------------
execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, the filing of a notification with the European Commission under Council Regulation (EC) No. 4064/89, as amended, or similar antitrust filings or notifications in other jurisdictions and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

          SECTION 4.04.  Financing.  Parent has sufficient funds to permit
                         ---------
Purchaser to acquire all the outstanding Shares in the Offer and the Merger.

          SECTION 4.05.  Offer Documents; Proxy Statement.  The Offer Documents
                         --------------------------------
will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the

Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.06.  Brokers.  No broker, finder or investment banker (other
                         -------
than J.P. Morgan & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

          SECTION 4.07.  Absence of Litigation.  As of the date of this
                         ---------------------
Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent and Purchaser, threatened against, Parent or Purchaser or any of their respective properties or assets before any court, arbitrator or administrator, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any Transaction. As of the date of this Agreement, neither Parent nor Purchaser or any property or asset of Parent or Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent and Purchaser, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Parent or Purchaser from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any Transaction.

          SECTION 4.08.  No Prior Activities.  Since the date of its
                         -------------------
incorporation, Purchaser has not engaged and will not engage prior to the Effective Time or termination of this Agreement in any activities other than in connection with or as contemplated by this Agreement.

          SECTION 4.09.  Parent Not an Affiliated Shareholder.  As of the date
                         ------------------------------------
hereof, (i) neither Parent nor any of its Affiliates is, with respect to the Company, an "interested stockholder" as such term is defined in Section 203 of Delaware Law and (ii) except to the extent that Parent or its Affiliates may be deemed to beneficially own Shares as a result of this Agreement, Parent and its Affiliates collectively do not hold directly or indirectly five percent or more of the outstanding voting securities of the Company.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

          SECTION 5.01.  Conduct of Business by the Company Pending the Merger.
                         -----------------------------------------------------
Except as set forth in Section 5.01 of the Disclosure Schedule, the Company agrees that, between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct its businesses only in the ordinary course and shall use all reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. As amplification of the foregoing, except as contemplated by this Agreement or in Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary for consideration in excess of $25,000,000 in the aggregate;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on the Shares declared and paid at times consistent with past practices;

          (d) reclassify, combine, split, subdivide, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof for consideration in excess of $10,000,000 in the aggregate; (ii) except for borrowings under existing credit facilities not to exceed $30,000,000 in the aggregate and excepting transactions between the Company and any Subsidiary, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person;
     (iii) except for transactions between the Company and any Subsidiary, make any loans, advances, or capital contributions to, or investments in, any person, for an amount in excess of $10,000,000 in the aggregate; (iv) authorize capital expenditures which are, in the aggregate, in excess of $25,000,000 for the Company and the Subsidiaries; (v) acquire any assets for consideration in excess of $10,000,000 in the aggregate; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

          (f) except as provided in Section 5.01 of the Disclosure Schedule, as contemplated by this Agreement or in the ordinary course of business consistent with past practices (i) increase the compensation payable or to become payable to its officers or employees, (ii) other than in accordance with existing policies and arrangements, grant any severance pay to or
     (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by the Agreement or to the extent required by applicable law or the terms or a collective bargaining agreement or a contractual obligation existing on the date hereof;

          (g) other than as required by generally accepted accounting principles, make any change to its accounting policies or procedures;

          (h) agree to the settlement of any claim or litigation which would have a Material Adverse Effect;

          (i) make, change or rescind any material Tax election (other than (i) recurring elections that customarily are made in connection with the filing of any Tax Return; provided that any such elections are consistent with the past practices of the Company or its Subsidiaries, as the case may be; (ii) gain recognition agreements under Section 367 of the Code and Treasury regulations thereunder with respect to transactions occurring in the 1998 fiscal year of the Company; and (iii) elections with respect to Subsidiaries purchased by the Company under Section 338(h)(10) of the Code or, solely in the case of non-U.S. Subsidiaries purchased by the Company,
     Section 338(g) of the Code) or settle or compromise any material Tax liability that is the subject of an audit, claim for delinquent Taxes, examination, action, suit, proceeding or investigation by any taxing authority;

          (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or as contemplated by this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (k) pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business and consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Reports;

          (l) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

          (m) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; or

          (n) agree or enter into, in writing or otherwise, or amend any contract, agreement commitment or arrangement with respect to any of the actions set forth in this Section 5.01.

          SECTION 5.02.  Third Party Standstill Agreements and Confidentiality
                         -----------------------------------------------------
Agreements.  During the period from the date of this Agreement through the
----------
Effective Time, subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving the advice of experienced, independent counsel (which counsel may be Shearman & Sterling) (i) the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), and (ii) the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction. In the event of any Acquisition Proposal or unsolicited bid for any Shares from any third party which is a party to any such standstill agreement, the Company shall advise Parent that such third party is subject to such a standstill agreement and that the Company will enforce such standstill agreement as contemplated by this Section 5.02.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 6.01.  Stockholders' Meeting.  The Company, acting through the
                         ---------------------
Board, shall, in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to the fiduciary duties of the Board
----------------------
under applicable law as determined by the Board in good faith after receiving the advice of experienced, independent counsel, (A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions. The record date for the Stockholders' Meeting shall be a date subsequent to the date Parent or Purchaser becomes a record holder of Shares purchased pursuant to the Offer.

          SECTION 6.02.  Proxy Statement.  If stockholder approval of the Merger
                         ---------------
is required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company, or any representative of the Company, and the SEC or its staff. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the Holders entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 6.03.  Company Board Representation; Section 14(f).  (a)
                         -------------------------------------------
Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by Purchaser or any Affiliate of Purchaser following such purchase bears to the total number of shares of Common Stock then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of the Board as persons designated by Purchaser to constitute the Board to the extent permitted by applicable law.

          (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election of designees of Purchaser pursuant to this
Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Restated Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

          SECTION 6.04.  Access to Information; Confidentiality.  (a)  From the
                         --------------------------------------
date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents (including accountants, counsel, financial advisors and other representatives) of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state laws and (ii) all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

          (b) All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated April 13, 1999 (the "Confidentiality Agreement"), between
                                      -------------------------
Degremont S.A. and Goldman on behalf of the Company.

          SECTION 6.05.  No Solicitation.  (a)  The Company shall, and shall
                         ---------------
direct and use all reasonable efforts to cause its officers, directors, employees and agents (including accountants, counsel, financial advisors and other representatives) to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (as defined below in this Section 6.05(a)). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any agent (including accountants, counsel, financial advisors and other representatives) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, facilitate or initiate, or knowingly encourage the submission of, any Acquisition Proposal (including, without limitation, the taking of any action which would make Section 203 of the Delaware Law inapplicable to the Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding, or furnish or disclose to any person or legal entity (other than Parent or Purchaser) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that if, prior to the acceptance for
                      --------  -------
payment of Shares pursuant to the Offer, the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel (which counsel may be Shearman & Sterling), the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 6.05(c), (x) furnish or disclose information with respect to the Company and its Subsidiaries to any third party pursuant to a customary confidentiality agreement on terms no less favorable to the Company nor more favorable to such third party than those contained in the Confidentiality Agreement and (y) participate in negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona
                                            --------------------
fide inquiry, proposal or offer from any third party relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or of over 20% of the voting securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting securities of the Company, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the Transactions.

          (b) Except as set forth in this Section 6.05, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal or any letter of intent, agreement in principle, or other similar understanding or arrangement with respect to an Acquisition Proposal or any understanding, arrangement or agreement requiring or incentivizing the Company to abandon, terminate or fail to consummate the Merger or any of the Transactions. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of Shares pursuant to the Offer the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel (which counsel may be Shearman & Sterling), the Board may recommend to its stockholders an Acquisition Proposal and in connection therewith withdraw or adversely modify its approval or recommendation of the Offer or the Merger if (i) a third party makes a Superior Proposal and (ii) (A) five Business Days have elapsed following delivery to Parent of a written notice of the determination by the Board to take such action and during such five Business Day period the Company has fully cooperated with Parent, with the intent of enabling Parent and Purchaser, on the one hand, and the Company, on the other hand, to agree to a modification of this Agreement and (B) at the end of such five Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and concurrently therewith or afterwards the Board may terminate this Agreement pursuant to the provisions of Section 8.01(e) in order to permit the Company to enter into any agreement with respect to any such Superior Proposal; provided that any agreement with a third party with
                        --------
respect to a Superior Proposal shall provide an opportunity for Parent (and any other person) to make an additional final bid for the Company and, if such bid would constitute a Superior Proposal, for the Company to accept such bid. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal
                               -----------------
made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all outstanding Shares pursuant to a tender offer or a merger or purchase of all of the assets of the Company (i) on terms which the Board determines in good faith (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company and its stockholders than the Transactions, as proposed to be modified by Parent in accordance with the provisions of this paragraph, (ii) for which financing, to the extent required, is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available" for purposes of this Section 6.05), and (iii) which is not subject to any financing or due diligence condition.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.05, immediately after receipt thereof, the Company shall advise Parent in writing of any request for information regarding an Acquisition Proposal, or any inquiry or proposal with respect to an Acquisition Proposal. The Company shall keep Parent informed of the status of any such request or Acquisition Proposal. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent.

          (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel (which counsel may be Shearman & Sterling).

          (e) The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. Immediately following the execution of this Agreement, the Company shall request each person or entity which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

          SECTION 6.06.  Employee Benefits Matters.  Annex B hereto sets forth
                         -------------------------
certain agreements among the parties hereto with respect to the Plans and other employee benefits matters.

          SECTION 6.07.  Directors' and Officers' Indemnification and Insurance.
                         ------------------------------------------------------
(a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions (collectively, "Indemnification Provisions") no less
                                         --------------------------
favorable with respect to indemnification than are set forth in the Restated Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which the Company represents to be $476,525 for the 12 month period ended October 1, 1999); provided further that, in the event of an
                               -------- -------
expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such 200% amount.

          (c) Prior to the Effective Time, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer or employee of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
--------------------
fees), judgments,
fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director or employee whether occurring before or after the Effective Time (including, without limitation, the Transactions), for a period of six years after the date hereof. Without limiting the generality of the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay as incurred, each Indemnified Party's legal and other expenses (including costs of investigation and preparation), including the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided,
                                                               --------
however, that none of the Company or the Surviving Corporation
-------
shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that, in the
                                                 -------- -------
event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The parties intend, to the extent not prohibited by applicable law, that the indemnification provided for in this
Section 6.07 shall apply without limitation to negligent acts or omissions of any Indemnified Party. Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and the Surviving Corporation, retained at the Surviving Corporation's expense. The Company or the Surviving Corporation shall pay all expenses, including counsel fees and expenses, that any Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.07.

          (d) In the event the Company, the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, shall assume the obligations set forth in this Section 6.07.

          (e) This Section 6.07 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, may be enforced by them and shall be binding on the successors and assigns of Parent, the Company and the Surviving Corporation. This Section 6.07 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or any Subsidiary or the Company's or any Subsidiary's Articles of Incorporation or By-Laws.

          SECTION 6.08.  Further Action; Reasonable Best Efforts.  (a)  Upon the
                         ---------------------------------------
terms and subject to the conditions hereof, each of the parties hereto shall, and shall use their reasonable best efforts to cause their respective Subsidiaries, as applicable, to (i) make promptly all respective filings, and thereafter make any other required submissions, under the HSR Act and under Council Regulation (EC) No. 4064/89, as amended, with respect to the Merger and the Transactions, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger and
(iii) not take action (including effecting or agreeing to effect or announcing an intention or proposal to effect any acquisition, business combination or other transaction) which could reasonably be expected to impede, interfere with, prevent, impair or delay the ability of the parties to consummate the Merger. The parties shall consult and cooperate with each other in connection with the making of all such filings or submissions, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or submitting. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          (b) Each of Parent and Purchaser shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or prevent the consummation of the Offer by December 31, 1999.

          SECTION 6.09.  Public Announcements.  Parent and the Company shall
                         --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with a national securities exchange to which Parent or the Company is a party.

          SECTION 6.10.  Confidentiality Agreement.  The Company hereby waives
                         -------------------------
the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER
                            ------------------------

          SECTION 7.01.  Conditions to the Merger.  The respective obligations
                         ------------------------
of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval.  This Agreement and the Transactions shall
              --------------------
     have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Restated Certificate of Incorporation of the Company;

          (b) HSR Act; EC.  Any waiting period (and any extension thereof)
              -----------
     applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the Commission of the European Union shall have approved the Transactions under Regulation (EC) No. 4064/89, as amended, of the Council of the European Union;

          (c) Other Reviews/Approvals.  Any review or approval required by
              -----------------------
     governmental authorities in countries in which the Company or its Subsidiaries have operations material to the Company and its Subsidiaries, taken as a whole, shall have been completed or obtained;

          (d) No Order.  No United States federal or state or Republic of France
              --------
     governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) (a "Governmental
                                                             ------------
     Order") which is then in effect and has the effect of prohibiting consummation of the Merger; and

          (e) Offer.  Purchaser or its permitted assignee shall have purchased
              -----
     all Shares validly tendered and not withdrawn pursuant to the Offer.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          SECTION 8.01.  Termination.  This Agreement may be terminated and the
                         -----------
Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

          (b) By either Parent, Purchaser or the Company if (i) the Offer is not completed on or before December 31, 1999; provided, however, that the right
                                               --------  -------
     to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date; or (ii) any United States federal or state court of competent jurisdiction or court of the Republic of France of competent jurisdiction or other United States federal or state governmental authority or other governmental authority of the Republic of France shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

          (c) By Parent, prior to the acceptance of Shares pursuant to the Offer, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) terminated the Offer without having accepted any Shares for payment thereunder or (B) failed to pay for Shares pursuant to the Offer by December 31, 1999, unless such failure to accept Shares for payment or to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform any covenant or agreement of either of them contained in this Agreement or the breach by Parent or Purchaser of any representation or warranty of either of them contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction in order to approve or recommend any other Acquisition Proposal; or

          (d) By the Company, upon approval of the Board, if Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer by December 31, 1999, unless such failure to accept Shares for payment or to pay for Shares shall have been caused by or resulted from the failure of the conditions specified in paragraphs (c) or
     (d) of Annex A to be satisfied; or

          (e) By the Company, upon approval of the Board, if, prior to the acceptance of Shares by Purchaser pursuant to the Offer, the Board shall determine that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel (which counsel may be Shearman & Sterling) in order to accept a Superior Proposal; provided that the Company
                                             --------
     may not terminate this Agreement pursuant to this Section 8.01(e) unless and until (i) five Business Days have elapsed following delivery to Parent of written notice of such determination of the Company, and during such five Business Day period the Company has fully cooperated with Parent, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (ii) at the end of such five Business Day period the Acquisition Proposal continues to constitute a Superior Proposal and the Board shall determine that it is necessary to terminate this Agreement and accept such Superior Proposal in order to comply with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel (which counsel may be Shearman & Sterling), and (iii) (x) prior to such termination, Parent has received the amount required by Section 8.03(d) and (y) concurrently with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which agreement with respect to a Superior Proposal shall provide an opportunity for Parent (and any other person) to make an additional final bid for the Company and, if such bid would constitute a Superior Proposal, for the Company to accept such bid.

          SECTION 8.02.  Effect of Termination.  In the event of the termination
                         ---------------------
of this Agreement pursuant to Section 8.01, this Agreement shall have no further effect, and there shall be no further liability on the part of any party hereto, except (i) as set forth in Sections 6.04, 8.03 and 9.01 and (ii) nothing herein shall relieve any party from liability for any wilful breach hereof.

          SECTION 8.03.  Fee.  (a)  In the event that (i) Parent terminates this
                         ---
Agreement pursuant to Section 8.01(c)(ii), (ii) at the time of such termination a third party shall have publicly made an Acquisition Proposal (whether or not such Acquisition Proposal shall have been subsequently withdrawn), and (iii) such Acquisition Proposal is consummated within 12 months after the date of such termination, then the Company shall pay Parent promptly (but in no event later than two Business Days after the consummation of the Acquisition Proposal referred to in clause (ii) above) a fee of $125,000,000 (the "Fee"), which
                                                              ---
amount shall be payable in immediately available funds.

          (b) In the event that (i) Parent terminates this agreement pursuant to
Section 8.01(c)(i) because of a failure to satisfy the condition specified in paragraph (c) or (d) of Annex A, (ii) at the time of such termination a third party shall have publicly made an Acquisition Proposal (whether or not such Acquisition Proposal shall have been subsequently withdrawn), and (iii) such Acquisition Proposal is consummated within 12 months after the date of such termination, then the Company shall pay Parent promptly (but in no event later than two Business Days after the consummation of the Acquisition Proposal referred to in clause (ii) above) the Fee, which shall be paid in immediately available funds.

          (c) Subject to the application of the provisions of paragraph (b) above (in which case the provisions of this paragraph (c) shall not apply), in the event that Parent terminates this Agreement pursuant to Section 8.01(c)(i) because of a failure to satisfy the conditions specified in paragraphs (c) or
(d) of Annex A, then the Company shall pay to Parent promptly after being invoiced by Parent therefor (but in no event later than two Business Days after receiving such invoice) an amount equal to Parent's Expenses, which shall be paid in immediately available funds.

          (d) In the event the Company terminates this Agreement pursuant to
Section 8.01(e), then, simultaneously with such termination by the Company, the Company shall pay to Parent the Fee, which shall be paid in immediately available funds.

          (e) In the event that the Company terminates this Agreement pursuant to Section 8.01(d) and Parent or Purchaser shall have failed to perform or comply with, in any material respect, any material agreement or covenant of Parent or Purchaser under this Agreement, then Parent shall pay to the Company promptly after being invoiced by the Company therefor (but in no event later than two Business Days after receiving such invoice) an amount equal to the Company's Expenses, which shall be paid in immediately available funds.

          (f) In the event that any party shall fail to pay the Fee or Expenses when due, such party, without being relieved of any obligation to pay the Fee or Expenses as the case may be in full, shall reimburse the other party for the Expenses actually incurred or accrued by such other party in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee or Expenses, commencing on the date that the Fee or Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate.

          (g) "Expenses" shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of the party incurring such fees and expenses in connection with the Offer, Merger or the consummation of the Transactions, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to such party.

          SECTION 8.04.  Amendment.  Subject to Section 6.03, this Agreement may
                         ---------
be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and
--------  -------
the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05.  Waiver.  At any time prior to the Effective Time, any
                         ------
party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

          SECTION 9.01.  Non-Survival of Representations, Warranties and
                         -----------------------------------------------
Agreements. The representations, warranties and agreements in this Agreement
----------
shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II and Section 6.07 shall survive the Effective Time indefinitely; the agreement set forth in Section 6.06 shall survive the Effective Time until the expiration of the applicable statute of limitations; and those set forth in Sections 6.04(b) and 8.03 shall survive termination indefinitely.

          SECTION 9.02.  Notices.  All notices, requests, claims, demands and
                         -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to Parent or Purchaser:

               Suez Lyonnaise des Eaux
               1, rue d'Astorg
               75008 Paris, France
               Attention: Patrice Herbet
               Telephone: 33-1-40-06-65-58
               Fax: 33-1-40-06-66-22

          with a copy to:

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York  10036
               Attention:   Kevin Keogh
               Telephone:  (212) 819-8227
               Fax:  (212) 354-8113
          if to the Company:

               Nalco Chemical Company
               One Nalco Center
               Naperville, Illinois 60563
               Attention: General Counsel
               Telephone: (630) 305-2837
               Fax: (630) 305 -1890

          with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Attention:  David W. Heleniak
               Telephone:  (212) 848-7049
               Fax:  (212) 848-7179

           SECTION 9.03. Certain Definitions.  For purposes of this Agreement,
                         -------------------
the term

          (a) "Affiliate" of a specified person means a person who directly or
               ---------
     indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "Beneficial Owner" with respect to any Shares means a person who
               ----------------
     shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (c) "Business Day" means any day on which the principal offices of the
               ------------
     SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

          (d) "control" (including the terms "controlled by" and "under common
               -------                        -------------       ------------
     control with") means the possession, directly or indirectly or as trustee
     ------------
     or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "Environmental Laws" means any foreign or U.S. federal, state or
               ------------------
     local statute, regulation, rule, law or common law applicable to the Company or its operations relating to (A) releases or threatened releases of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, generation, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment or the protection of human health;

          (f) "Hazardous Substances" means (i) petroleum or any fraction
               --------------------
     thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam insulation, radon gas, or (ii) any pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or by-product, industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent as defined, prohibited, limited or regulated under any Environmental Laws;

          (g) "knowledge" or "known" means, as for the Company with respect to
               ---------      -----
     any matter in question, if Edward J. Mooney, Steven Newlin, W.S. Weeber, William Buchholz, William Parry, James Lambe, Suzzanne Gioimo, Anthony J. Sadowski, Steven Landsman and Sarah Garvey, after due inquiry, has actual knowledge of such matter;

          (h) "Material Adverse Effect" means any change, effect, condition,
               -----------------------
     event or circumstance that is materially adverse to the properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole; provided,
                                                                       --------
     however, that "Material Adverse Effect" shall not include any change,
     -------
     effect, condition, event or circumstance arising out of or attributable to
     (i) any decrease in the market price of the shares of Common Stock (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company or the Subsidiaries operate (including legal and regulatory changes), (iii) general economic conditions or change, effects, conditions or circumstances affecting the securities markets generally or (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement;

          (i) "Material Subsidiary" means a Subsidiary of the Company that is
               -------------------
     material to the financial condition or results of operation of the Company;

          (j) "person" means an individual, corporation, partnership, limited
               ------
     partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          (k) "SEC" means the U.S. Securities and Exchange Commission;
               ---

          (l)  "SEC Rules" means any rule, regulation or interpretation of the
                ---------
     SEC or the staff thereof; and

          (m) "Subsidiary" or "Subsidiaries" means an Affiliate of the Company
               ----------      ------------
     controlled by the Company, directly or indirectly, through one or more intermediaries.

          SECTION 9.04.  Severability.  If any term or other provision of this
                         ------------
Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05.  Entire Agreement; Assignment.  This Agreement
                         ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04(b) and 6.10, all prior statements, agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.06.  Parties in Interest.  This Agreement shall be binding
                         -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article II and Sections 6.06 and 6.07 (which are intended to be for the benefit of each of the persons covered thereby and may be enforced by such persons).

          SECTION 9.07.  Governing Law.  This Agreement shall be governed by,
                         -------------
and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this

Agreement shall be heard and determined in any federal or state court sitting in the Borough of Manhattan, City of New York.

          SECTION 9.08.  Headings.  The descriptive headings contained in this
                         --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.09.  Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.10.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY
                         --------------------
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    SUEZ LYONNAISE DES EAUX



                                    By   /s/ Philippe Brongniart
                                       ------------------------------------
                                       Name: Philippe Brongniart
                                       Title: Member of the Executive Board



                                    H2O ACQUISITION CO.



                                    By   /s/ Christian Maurin
                                       ------------------------------------
                                       Name: Christian Maurin
                                       Title: President



                                    NALCO CHEMICAL COMPANY



                                    By   /s/ E.J. Mooney
                                       ------------------------------------
                                       Name: E.J. Mooney
                                       Title: Chairman and CEO

                                                                         ANNEX A
                                                                         -------

                            Conditions to the Offer
                            -----------------------

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and, on or after the initial scheduled expiration date of the Offer (as contemplated by Section 1.01(a)), may amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) the Commission of the European Union shall not have approved the Transactions under Regulation (EC) No. 4064/89, as amended, of the Council of the European Union. In addition, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and, at any time on or after the date of this Agreement and prior to the acceptance of Shares for payment, may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered if any of the following conditions shall exist:

          (a) there shall be instituted or pending any action or proceeding by any United States federal or state court or Republic of France court or United States or Republic of France governmental, administrative or regulatory authority or agency, in each case of competent jurisdiction over the Company or a Material Subsidiary (i) challenging or seeking to make illegal or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by Parent of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole or seeking to impose any material limitations on the ability of Parent or the Company to conduct or own any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, in each case as a result of the Transactions, (iii) seeking to impose limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions, or (iv) seeking to require divestiture by Parent or Purchaser of any Shares;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, Purchaser, the Company or any Subsidiary of any of them or (ii) the Offer or the Merger, by any United States federal or state or Republic of France legislative body, court, government or governmental, administrative or regulatory authority or agency, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which would reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) any representation or warranty of the Company in this Agreement shall not be true and correct so as to have a Material Adverse Effect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date so as not to have a Material Adverse Effect); provided, however,
                                                             -----------------
     that for purposes of this paragraph (c), if any representation or warranty of the Company in this Agreement is qualified in any respect by materiality or the words "Material Adverse Effect", such materiality or Material Adverse Effect qualification shall be ignored for purposes of this paragraph (c);

          (d) the Company shall have failed to perform, or comply with, any agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure has a Material Adverse Effect;

          (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. and such suspension shall continue for six consecutive Business Days (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, and such moratorium or suspension shall continue for six consecutive Business Days, (iii) any material limitation (whether or not mandatory) by any United States Federal or French governmental authority or agency on the extension of credit by banks or other lending institutions and such limitation shall continue for six consecutive Business Days;

          (f) this Agreement shall have been terminated in accordance with its terms; or

          (g) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

     provided that, with respect to paragraphs (a), (b), (c)  and (d) above,
     -------- ----
     Purchaser shall give the Company advance written notice of any intention by Purchaser to assert the nonsatisfaction of any of the conditions set forth in such paragraphs (a), (b), (c) or (d), which notice shall describe in reasonable detail the basis for the belief that any such condition has not been satisfied; and, provided further that (i) in the event of any action,
                          -------- -------
     proceeding, judgment, order or injunction contemplated by such paragraphs
     (a) or (b), the Purchaser shall not terminate the Offer under such paragraphs (a) or (b), nor exercise any related rights to terminate this Agreement, unless and until such action, proceeding, judgment, order or injunction shall have become final and nonappealable and (ii) if any breach or failure to perform contemplated by any of such paragraphs (c) and (d) is capable of being cured through the exercise by the Company of its reasonable best efforts and for so long as the Company continues to use such reasonable best efforts to cure such breach or failure to perform, the Purchaser shall not terminate the Offer under such paragraphs (c) or (d) or exercise any related right to terminate this Agreement, in either case for a period not to exceed 10 Business Days.

          The foregoing conditions are for the benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of this Agreement, may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B
                                                                         -------

                           Employee Benefits Matters
                           -------------------------

          Parent and the Company agree to the following with respect to the compensation and benefits programs of Parent, the Company and the Subsidiaries:

          1.   Continuation of Benefits. For a period of one year following the
               ------------------------
Effective Time, Parent, the Company and the Subsidiaries shall continue and maintain the employee benefit plans and programs of the Company and the Subsidiaries for active and retired employees and former directors of the Company and the Subsidiaries as in effect immediately prior to the Effective Time; provided that Parent, the Company and the Subsidiaries shall not be obligated to continue the Supplemental Management Incentive Plan, the Performance Share Plan, the Company Stock Option Plans, the 1984 Restricted Stock Plan, the Employee Stock Ownership Plan, the Company Common Stock investment option contained in the Profit Sharing, Investment and Pay Deferral Plan, or any other plan or program providing for compensation, in the form of, or based on the value of the stock of Parent, the Company or the Subsidiaries, or to provide any other incentive plan or benefits in lieu thereof. Notwithstanding the foregoing, during the aforesaid period of one year following the Effective Time, the Parent, the Company and the Subsidiaries shall give due consideration to providing a reasonable level of equity based compensation.
From and after the Effective Time, Parent shall honor, and shall cause the Company and the Subsidiaries to honor, in accordance with their terms, all contracts, arrangements, policies, plans and commitments of the Company and the Subsidiaries in accordance with such terms that are applicable to any current or former employees or directors of the Company or the Subsidiaries and that have been disclosed or made available to Parent pursuant to the provisions of Section
3.10 of this Agreement. Parent and the Company acknowledge and agree that the transactions contemplated by this Agreement shall constitute, as of the Effective Time, a "Change of Control" as such term is defined in the Company Change of Control Arrangements.

          2.   Service Recognition.  To the extent that service is relevant for
               -------------------
purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and the Subsidiaries shall be credited with service accrued prior to the Effective Time with the Company or any of the Subsidiaries, as the case may be. Employees of the Company and the Subsidiaries shall be credited with service accrued prior to the Effective Time to the extent service is relevant for purposes of benefit accrual (a) with respect to plans, programs or arrangements established or maintained by Parent, the Company or the Subsidiaries covering predominantly employees employed in the United States, and, (b) with respect to plans, programs, or arrangements maintained by the Company or the Subsidiaries (and not by the Parent or its Affiliates other than the Company and the Subsidiaries) covering predominantly persons employed outside the United States. Notwithstanding the foregoing, the crediting of any service described in this Section 2 of Annex B shall not operate to duplicate any benefit.

          3.   Management Incentive Plan.  With respect to the payment of
               -------------------------
bonuses under the Company's Management Incentive Plan (the "MIP") for the fiscal
                                                            ---
year ending December 31, 1999 (the "1999 Fiscal Year"), the Company shall pay
                                    ----------------
participants in the MIP whose employment is terminated by Parent, the Company or any of the Subsidiaries without Cause (as defined in Section 4 of this Annex B) on or after the Effective Time and prior to January 1, 2000 a bonus under the MIP equal to the pro rata portion of the bonus such participant would have earned under the MIP for the 1999 Fiscal Year had such participant remained employed through the end of the 1999 Fiscal Year. Any payment described in the immediately preceding sentence shall be made following the end of the 1999 Fiscal Year, at the same time as such payment would have been made had such person remained employed by the Company. Notwithstanding the provisions of this
Section 3 of Annex B, any person covered by a Key Executive Agreement which remains in effect on the date of such person's termination of employment (without Cause) shall receive the payment provided under the Key Executive Agreement with respect to any bonus under the MIP in lieu of the pro rata payment provided for in this Section 3. The MIP shall be administered by the Company with respect to the 1999 Fiscal Year in accordance with past practice.

          4.   Restricted Stock Unit and Performance Awards.  (a) Prior to the
               --------------------------------------------
acceptance of the Shares by the Purchaser pursuant to the Offer, each restricted stock unit award under the Company's 1984 Restricted Stock Plan or the Employee Stock Compensation Plan and each performance award assigned in 1995 under the Company's Performance Share Plan (including restricted stock awarded in the 1995 to 1998 performance cycle) (collectively the "Current Stock Awards") shall become fully and immediately payable or distributable and the restrictions thereon shall lapse. At the Effective Time, each holder of a Current Stock Award shall be paid in full satisfaction of such Current Stock Award a cash payment in an amount in respect thereof equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Current Stock Award, less any income or employment tax withholding required under the Code or any provision of state or local law.

          (b) Each performance award assigned in the 1997 to 1999 performance cycle or the 1998 to 2000 performance cycle under the Company's Performance Share Plan (collectively the "Deferred Performance Awards") shall be awarded assuming a performance level of 100% of the target award and shall vest and become payable on the following date (referred to herein as the "Vesting Date"):
(i) on the third anniversary of the Effective Time, provided the executive to whom such award was made has been continuously employed, including any leaves of absence authorized by the Company, by the Company or an Affiliate of the Company from the Effective Time until such date or (ii) upon the death or Disability or Retirement of the executive, the termination of the executive's employment by the Company and its Affiliates without Cause or the termination by the executive of his or her employment with the

Company and its Affiliates for Good Reason, provided such death, Disability, Retirement or termination occurs on or after the Effective Time and prior to the third anniversary of the Effective Time. On the Vesting Date, each holder of a Deferred Performance Award shall be paid in full satisfaction of such Deferred Performance Award a cash payment in an amount in respect thereof equal to the product of (x) the Merger Consideration and (y) the number of shares of Common Stock subject to such Deferred Performance Award. For purposes of Sections 3 and 4(b) of Annex B, "Disability", "Cause" and "Good Reason" shall have the following meanings:

             (i) "Disability" shall mean the executive's physical or mental incapacity which (A) would entitle the executive to disability benefits under the Company's or Affiliate's long-term disability plan by which the executive is covered or (B) as a result of which, in the judgment of a physician appointed by the Company, the executive is unable to perform the duties of his or her position with the Company and its Affiliates for 180 days during any continuous period of 365 days.

             (ii) "Cause" shall mean (A) the executive's conviction of, plea of nolo contendere to, or written admission of his commission of, a felony,
        (B) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company or its Affiliates; or (C) gross negligence or willful misconduct on the part of the executive in the performance of his or her duties to the Company or its Affiliates.

             (iii) "Good Reason" means (A) any termination of employment of the executive with the Company and its Affiliates or any resignation from employment with the Company and its Affiliates by the executive following a reduction in his or her base salary in effect on the Effective Time or following the Company's material breach of any of its agreements set forth in this Annex B or (B) any other termination of employment of the executive with the Company and its Affiliates which is approved in writing by the Company.

             (iv) "Retirement" means an executive's termination of employment on or after the date he or she attains age 62.

       (c) At the Effective Time, each restricted stock unit award under the SAP letter agreements shall be converted to a right to receive cash equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such restricted stock unit award. The foregoing amount of cash shall be paid out pursuant to the terms of the SAP letter agreement, to the extent that, and at the same time as, such restricted stock unit would otherwise, in the absence of the transactions contemplated by this Agreement, have been vested and paid out.

     (d) The provisions of this Section 4 shall not operate to duplicate any amounts payable to the executive under his or her Key Executive Agreement.

          5.   Deferred Compensation Plans.  Prior to the acceptance of the
               ---------------------------
Shares by the Purchaser pursuant to the Offer, all stock units, share units or stock equivalent units held under the Company's deferred compensation plan for directors or held under the Agreement to Restore Benefits Reduced by ERISA-Related Limits (the "Company Deferred Compensation Plans") (each a "Company
                     -----------------------------------            -------
Stock Unit") shall be converted into an obligation to pay cash with a value
----------
equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Company Stock Unit. With respect to the obligation to pay cash in respect of the conversion of Company Stock Units under the Company Deferred Compensation Plans, the obligation shall be payable or distributable in accordance with the terms of the plan or arrangement relating to the Company Stock Unit.

          6.   Directors' Retirement Policy.  For purposes of calculating the
               ----------------------------
pension benefits payable under the Company's 1993 retirement policy for non-employee directors (the "Directors' Retirement Policy"), each non-employee
                         ----------------------------
director who is serving as a member of the Board as of the Effective Date and who has less than five years of service as a member of the Board, shall be credited with five years of service; provided, however, that each non-employee
                                     --------  -------
director as of the Effective Date who has at least five years of service as a member of the Board, but has less than ten years of service, shall be credited with ten years of service. In addition, the Parent, the Company and the Subsidiaries shall either (i) continue and maintain the Directors' Retirement Policy as in effect on the Effective Date until each non-employee director entitled to receive a pension benefit calculated thereunder (whether active or retired) has received his or her pension benefit, or (ii) purchase or cause to be purchased an annuity contract for each such non-employee director that provides for the payment of such pension benefit.

          7.   Amendments to Tax-Qualified Plans.  (a) Prior to the acceptance
               ---------------------------------
of the Shares by the Purchaser pursuant to the Offer:

             (i) The Company shall amend or cause to be amended its Employee Stock Ownership Plan (the "ESOP") and the trust agreement establishing the trust under the ESOP to provide that the net proceeds in the Suspense Account (as defined in the ESOP) resulting from the disposition of the Shares held in such trust and repayment of the ESOP Loans (as defined in the ESOP) will be immediately allocated to Participants' Accounts (as defined in the ESOP) using the ratio of the balance of each such Participant's Account to the Accounts of all Participants.

             (ii) The Company shall amend or cause to be amended its Profit Sharing, Investment and Pay Deferral Plan and the trust agreement establishing the trust under such plan to substantially provide that, subject to applicable law, (1) the trustee of such trust shall vote shares of Common Stock allocated to a participant's account under such plan in accordance with written instructions given by such participant;
        (2) any such shares held in such trust for which the trustee receives no such voting instructions shall be voted by the trustee in the same ratio as the shares held in the trust for which the trustee receives voting instructions; (3) in the event of a tender offer or exchange offer for the shares of Common Stock held in such trust, the trustee shall tender or exchange the shares of Common Stock held in such trust which are allocated to a plan participant's account in accordance with written instructions given by such participant; and (4) any such shares held in such trust for which the trustee receives no such tender or exchange instructions shall be tendered or exchanged by the trustee in the same ratio as the shares held in the trust for which the trustee receives such tender or exchange instructions.

             (iii) The Company shall amend its Retirement Income Plan for Eligible Employees to delete Article 20 thereof in its entirety.

             (iv) The Company shall adopt such other amendments to the plans referenced in this Section 7, and any related agreements or instruments, or obtain any consents, as are necessary or appropriate to effectuate the transactions contemplated by this Agreement.

        (b) The Company and the Parent shall cooperate and take all reasonable steps to share in advance information to effect the transactions contemplated by this Annex B.